UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report: September 21, 2016
Date of earliest event reported: September 15, 2016
Hooper Holmes, Inc.
(Exact name of registrant as specified in its charter)

New York	001-09972	22-1659359
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

560 N. Rogers Road, Olathe, KS	66062
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (913) 764-1045

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.
Beginning on September 15, 2016, Hooper Holmes, Inc. (the “Company”) entered into Securities Purchase Agreements (each, an “Agreement”) with certain accredited investors (the “Purchasers”), pursuant to which the Company has issued 1,333,333 shares of the Company’s common stock, par value $.04 per share (the “Common Stock”) for $1.35 per share, and warrants (the “Warrants”) to purchase up to an additional 1,333,333 shares of Common Stock at an exercise price of $2.00 per share. The Agreements and the Warrants are part of a private offering (the “Offering”) being conducted by the Company in reliance on an exemption from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 thereunder. Under the Offering, the Company may issue and sell up to 1,481,481 shares of Common Stock for $1.35 per share and Warrants to purchase up to an additional 1,481,481 shares of Common Stock at an exercise price of $2.00 per share.
The Company received proceeds, net of commitment fees and certain expenses of the Purchasers, of approximately $1.7 million on the sale of the 1,333,333 shares and accompanying Warrants.
The Warrants are exercisable, exclusively on a cashless basis, beginning six months after the date of issuance and ending on the fourth anniversary of the date of issuance. The Warrants provide that the Company can call the Warrants if the closing price of its Common Stock equals or exceeds $3.00 per share for ten consecutive trading days with a minimum trading volume of 100,000 shares per day, subject to certain additional conditions set forth in the Warrants.
Each Agreement provides the Purchasers piggyback registration rights to register and sell shares acquired under the Agreement if the Company were to undertake a registered securities offering on Form S-1 or S-3 prior to the time at which the Purchasers’ shares may be resold under Rule 144 of the Securities Act. In addition, if the Company were to make another private or public offering of Common Stock, preferred securities, or securities convertible, exercisable, or exchangeable for Common Stock at a price per share lower than $1.35, each Agreement would require the Company to issue additional shares of Common Stock to the Purchasers in a number sufficient to cause the effective price per share paid by the Purchasers in the Offering to be equal to the new offering price. This “full ratchet” provision applies only to the shares, and not the Warrants, issued under the Agreements and lasts for a period of 12 months following the date of the final Closing under the Offering (which date could be extended in certain circumstances to a maximum of 36 months). The “full ratchet” provision is limited, however, to an aggregate share issuance under the Offering of 19.9% of the number of shares of Common Stock outstanding on September 15, 2016.
Pursuant to the Agreements, the Company has agreed to increase the size of its Board of Directors from six to seven directors and to appoint an independent director nominated by Aracle Management, LLC for a term running until the first annual meeting of the Company’s shareholders following the initial appointment. The Company must then nominate the independent director for election by the Company’s shareholders at the first annual meeting of shareholders following the initial appointment. In addition, the Company has agreed to create a non-management advisory board, two members of which will be nominated by Aracle Management, LLC. The Board and advisory board nomination rights will terminate on the first anniversary of the final closing of the Offering or, if earlier, at such time as the Purchasers cease to own at least 51% of the shares issued in the Offering.
The foregoing description of the Agreements and the Warrants is qualified in its entirety by reference to the full text of the Agreements and the Warrants, forms of which are attached hereto as Exhibits 10.1 and 4.1 to this Current Report on Form 8-K, respectively, and incorporated herein by reference. The representations, warranties and covenants contained in the Agreements and Warrants were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements, and may be subject to limitations agreed upon by the contracting parties. The representations and warranties have been made for the purposes of allocating contractual risk between the parties to the agreements instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors.

Item 3.02.    Unregistered Sales of Equity Securities.
The disclosure set forth above under Item 1.01 is hereby incorporated by reference into this Item 3.02.
Item 8.01.    Other Events.

On September 21, 2016, the Company issued a press release announcing the Offering. The Company’s press release is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.
Item 9.01.      Financial Statements and Exhibits.
(d)     Exhibits.

The following exhibits are furnished as part of this report:

Exhibit No.	Description of Exhibit
4.1	Form of Warrant issued to the Purchasers.
10.1	Form of Securities Purchase Agreement between the Company and the Purchasers.
99.1	Press Release dated September 21, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOOPER HOLMES, INC.

Dated: September 21, 2016	By:	/s/ Steven R. Balthazor
Steven R. Balthazor, CFO